UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) - June 24, 2026

ONCOR ELECTRIC DELIVERY COMPANY LLC

(Exact name of registrant as specified in its charter)

Delaware	333-100240	75-2967830
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1616 Woodall Rodgers Fwy., Dallas, Texas 75202

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code - (214) 486-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                    ☐

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

On June 24, 2026, Oncor Electric Delivery Company LLC (“Oncor”) completed a sale of A$750 million aggregate principal amount of its 5.70% Senior Secured Notes due 24 June 2033 (the “Notes”). Oncor’s obligations under the Australian dollar-denominated fixed-rate Notes were effectively converted to fixed-rate U.S. dollars at issuance through cross-currency swaps, which is expected to mitigate foreign currency exchange rate risk associated with the interest and principal payments on the Notes that will be made in Australian dollars. The all-in U.S. dollar fixed-rate coupon on the Notes is 5.172%.

Oncor used, or intends to use, the proceeds from the sale of the Notes (net of discounts and fees to the initial purchasers and estimated expenses related to the offering) of approximately A$743 million (or US$525 million calculated based on the spot exchange rate of A$1.00 to US$0.7062) for general corporate purposes, including to repay outstanding commercial paper notes issued under its commercial paper program. The spot exchange rate was calculated by taking the sum of the exchange rate used in Oncor’s cross-currency swaps as published by Bloomberg on June 17, 2026, plus a market risk execution spread.

The Notes were issued by Oncor pursuant to Oncor’s A$ Note Issuance Program established on June 11, 2026 (the “Program”). The Program is a non-underwritten debt issuance program under which, subject to applicable laws, regulations and directives, Oncor may elect to issue secured senior notes and other debt securities in the form of, without limitation, notes in the Australian wholesale debt capital market in registered uncertificated form. The Notes constitute a separate series of notes under the Program, but will be treated together with Oncor’s other outstanding senior secured debt securities that may be issued under the Program for amendments and waivers and for taking certain other actions.

Oncor’s obligations under the Notes are secured by a lien on all property acquired or constructed by Oncor for the transmission and distribution of electric energy, mortgaged as described under the Deed of Trust, Security Agreement and Fixture Filing (as amended, the “Deed of Trust”), dated as of May 15, 2008, from Oncor to The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon, formerly The Bank of New York), as collateral agent.

The Notes bear interest at a rate of 5.70% per annum and mature on June 24, 2033. Interest on the Notes will accrue from the date of the original issuance and will be payable semi-annually on June 24 and December 24 of each year, and at maturity, beginning on December 24, 2026. Prior to March 24, 2033, Oncor may redeem the Notes at any time, in whole or in part, at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a “make-whole” premium. On and after March 24, 2033, Oncor may redeem the Notes at any time, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest. Oncor may also redeem the Notes for cash in whole, but not in part, at the redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if certain tax events occur that would obligate Oncor to pay certain additional amounts on the Notes. Further, in the event that Oncor were to purchase an amount of the Notes equal to or in excess of 80% of the aggregate principal amount of the Notes, Oncor may redeem the remaining Notes in whole, but not in part, at any time at their principal amount, plus accrued and unpaid interest.

The terms governing the Notes and the Deed of Trust also contain customary events of default, including failure to pay principal or interest on the Notes when due, among others. If any such event of default occurs and is continuing, the outstanding principal of the Notes may be declared due and payable, among other remedies.

The Notes were sold outside the U.S. to persons reasonably believed to be non-U.S. persons pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). This current report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the Notes. The Program documents pursuant to which the Notes were issued have not been filed herewith pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K under the Securities Act. Oncor agrees to furnish a copy of such Program documents to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:	/s/ Kevin R. Fease
Name:	Kevin R. Fease
Title:	Vice President and Treasurer

Dated: June 24, 2026